Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Digital World Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Shares of common stock, $0.0001 par value(1)	Other	135,781,734	0.000033	$4,526.06	0.00014760	$0.668
Fee previously paid	Equity	Shares of common stock, $0.0001 par value(1)	Other	88,948,023	0.00000033(2)	$29.649	0.0000927	$0.003(4)
		Total Offering Amounts		135,781,734		$4,526.06		$0.668
		Total Fees Previously Paid						$0.003(4)
		Total Fee Offsets						$0.000
		Net Fee Due						$0.665

(1)

Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant, Digital World Acquisition Corp. (“Digital World”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to an Agreement and Plan of Merger, dated as of October 20, 2021 and as amended, among the registrant, Trump Media & Technology Group Corp., a Delaware corporation (“TMTG”), and certain other parties. This number is based on $875,000,000, subject to adjustments for TMTG’s closing debt, net of cash and unpaid transaction expenses, plus the additional contingent right to receive 40,000,000 earnout shares after the Closing and excluding any additional shares issuable after Closing upon conversion of certain TMTG convertible notes.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. TMTG is a private company, no market exists for its securities, and TMTG has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of TMTG shares is one-third of the aggregate par value of the TMTG shares expected to be exchanged in the Business Combination.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).
(4)	Previously paid